As filed with the Securities and Exchange Commission on May 9, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WINDTREE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	94-3171943 (I.R.S. Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(215) 488-9300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig E. Fraser
President and Chief Executive Officer
Windtree Therapeutics, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(215) 488-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Justin S. Platt, Esq. Goodwin Procter LLP One Commerce Square 2005 Market Street, 32nd Floor Philadelphia, Pennsylvania 19103 (445) 207-7800	Jamie McAndrew Vice President, Controller & Chief Accounting Officer Windtree Therapeutics, Inc. 2600 Kelly Road, Suite 100 Warrington, Pennsylvania 18976 (215) 488-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 9, 2024

PRELIMINARY PROSPECTUS

Shares of Common Stock and Accompanying
Common Warrants to Purchase up to              Shares of Common Stock
or
Pre-Funded Warrants to Purchase up to              Shares of Common Stock and Accompanying
Common Warrants to Purchase up to              Shares of Common Stock
and
Up to              Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants and
Common Warrants

We are offering             shares of our common stock, par value $0.001, or common stock, and warrants to purchase up to              shares of common stock, or the common warrants, pursuant to this prospectus. The combined public offering price for each share of our common stock, together with a common warrant to purchase one share of common stock, is $               . Each common warrant will have an exercise price of $            per share, will be exercisable immediately and will expire on the fifth anniversary of the date of issuance. The shares of our common stock and the common warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

We are also offering pre-funded warrants to purchase up to an aggregate of              shares of common stock, or the pre-funded warrants, in lieu of shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant is exercisable for one share of our common stock. Each pre-funded warrant is being issued together with the same common warrant described above being issued with each share of common stock. For each pre-funded warrant that we sell, the number of shares of common stock that we are selling will be decreased on a one-for-one basis. The combined public offering price of each pre-funded warrant, together with the accompanying common warrant, is $              . The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and the common warrants are immediately separable and will be issued separately, but will be purchased together in this offering. In this prospectus, we refer to the common warrants and pre-funded warrants together as the “warrants”. This prospectus also relates to the offering of common stock issuable upon exercise of such warrants. We collectively refer to the shares of common stock and warrants offered hereby and the shares of common stock underlying the warrants as the “securities.”

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited. Our common stock is listed on the Nasdaq Capital Market under the symbol “WINT”. On              , 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $              per share. We have assumed a public offering price of $              per share of common stock together with a common warrant to purchase one share of common stock, which represents the last reported sale price of our common stock as reported on the Nasdaq Capital Market on              , 2024. The final public offering price will be determined through negotiation between us and the underwriters in the offering and may be at a discount to the current market price. Therefore, the recent market price used throughout this prospectus may not be indicative of the final public offering price. The price of our common stock on the Nasdaq Capital Market during recent periods will only be one of many factors in determining the final public offering price. Other factors to be considered in determining the final public offering price include our history, our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and directors, the general condition of the securities markets at the time of this offering and discussions between the underwriters and prospective investors.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings. See “Prospectus Summary ⸺ Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described beginning on page 6 of this prospectus under the caption “Risk Factors”, and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting” on page 27 for additional information regarding underwriting compensation.

(2)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of the warrants being issued in this offering.

We have granted the underwriters an option for a period of up to         days from the date of this prospectus to purchase up to              additional shares of our common stock at the public offering price of $              per share, and/or common warrants to purchase up to              shares of our common stock at the public offering price of $             per common warrant, or any combination thereof, as determined by the underwriters, less underwriting discounts and commissions, in each case solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the securities against payment in New York, NY on or about                , 2024.

Prospectus dated               , 2024

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission, or the SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto.

You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the underwriters have not, authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

In addition, while we believe the industry, market and competitive position data included in this prospectus, including the information incorporated by reference herein is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors. These factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

Unless the context otherwise requires, references in this prospectus to “Windtree,” “Windtree Therapeutics,” “the Company,” “we,” “our,” and “us” refer to Windtree Therapeutics, Inc., a Delaware corporation, and our consolidated subsidiaries.

We use “Windtree Therapeutics,” as our trademark, and we have been granted a trademark or have a trademark application on file with the United States Patent and Trademark Office. All trademarks or trade names referred to in this prospectus and the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus and the documents incorporated by reference herein are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, the terms “Windtree”, “the Company,” “we,” “us,” “our” and similar references in this prospectus refer to Windtree Therapeutics, Inc. and its consolidated subsidiaries.

Overview

We are a biotechnology company focused on advancing early and late-stage innovative therapies for critical conditions and diseases. Our portfolio of product candidates includes istaroxime, a Phase 2 candidate with sarco endoplasmic reticulum Ca2+ -ATPase 2a, or SERCA2a, activating properties for acute heart failure and associated cardiogenic shock, preclinical SERCA2a activators for heart failure, rostafuroxin for the treatment of hypertension in patients with a specific genetic profile, and a preclinical atypical protein kinase C iota, or aPKCi, inhibitor (topical and oral formulations), being developed for potential application in rare and broad oncology indications. We also have a licensing business model with partnership out-licenses currently in place.

Our lead product candidate, istaroxime, is a first-in-class, dual-acting agent being developed to increase blood pressure and improve cardiac function in patients with cardiogenic shock and to improve cardiac function in patients with acute heart failure, or AHF, and reverse the hypotension and hypoperfusion associated with heart failure that deteriorates to cardiogenic shock. Istaroxime demonstrated significant improvement in both systolic and diastolic aspects of cardiac function and was generally well tolerated in three Phase 2 clinical trials. Istaroxime has been granted Fast Track designation for the treatment of AHF by the U.S. Food and Drug Administration, or FDA. Based on the profile observed in our Phase 2 clinical studies in AHF, where istaroxime significantly improved cardiac function and systolic blood pressure, or SBP, in acute decompensated heart failure patients and had a favorable renal profile, we initiated a Phase 2 global clinical study, or the SEISMiC Study, to evaluate istaroxime for the treatment of early cardiogenic shock (Society for Cardiovascular Angiography and Interventions, or SCAI, Stage B shock), a severe form of AHF characterized by very low blood pressure and risk for hypoperfusion to critical organs and mortality. In April 2022, we announced our observations in the SEISMiC Study that istaroxime rapidly and significantly increased SBP while also improving cardiac function and preserving renal function. We believe that istaroxime has the potential to fulfill an unmet need in early and potentially more severe cardiogenic shock. We further believe that the data from the SEISMiC Study supports continued development in both cardiogenic shock and AHF. In the fourth quarter of 2023, we initiated an extension to the SEISMiC Study, or the SEISMiC Extension, to evaluate a longer dosing period and to continue to characterize the effects of istaroxime, including activation of SERCA2a. The SEISMiC Extension study is expected to enroll up to 30 subjects with SCAI Stage B cardiogenic shock with data anticipated in the second half of 2024. Additionally, we have recently initiated a small study in more severe SCAI Stage C cardiogenic shock, or SEISMiC C, to evaluate the safety and efficacy of istaroxime in cardiogenic shock patients who are also receiving standard of care rescue therapy for shock. The SEISMiC C study is expected to enroll up to 20 subjects with SCAI Stage C cardiogenic shock with enrollment anticipated to be completed in late 2024. Our ability to complete both of these studies with their intended sample size is dependent upon us securing adequate resourcing for the program through financing efforts or business development activities.

Our heart failure cardiovascular portfolio also includes SERCA2a activators. This research program is evaluating these preclinical product candidates, including oral and intravenous SERCA2a activator heart failure compounds. These candidates would potentially be developed for both acute decompensated and chronic out-patient heart failure. In addition, our cardiovascular drug product candidates include rostafuroxin, a novel product candidate for the treatment of hypertension in patients with a specific genetic profile. We are pursuing potential licensing arrangements and/or other strategic partnerships and do not intend to advance rostafuroxin without securing such an arrangement or partnership.

Our cardiovascular assets and programs are associated with a regional licensed partnership with Lee’s Pharmaceutical (HK) Ltd., or Lee’s (HK), for the development and commercialization of our product candidate, istaroxime, in Greater China. In addition to istaroxime, the agreement also licenses our preclinical next-generation SERCA2a activators, known as dual mechanism SERCA2a activators, and rostafuroxin, a Phase 2 product candidate for hypertension associated with specific genotypes. In addition, we are supporting the efforts of Lee’s (HK) in starting a Phase 3 trial in AHF with istaroxime. Further, we are engaged in discussions regarding potential global licensing partnerships outside of Lee’s (HK) territory.

On April 2, 2024, we entered into an Asset Purchase Agreement, or the Asset Purchase Agreement, with Varian Biopharmaceuticals, Inc., or Varian. Pursuant to the Asset Purchase Agreement, we purchased all of the assets of Varian’s business associated with a Licence Agreement, dated as of July 5, 2019, by and between Varian and Cancer Research Technology Limited, or the Licence Agreement, including the Licence Agreement, all rights in molecules and compounds subject to the Licence Agreement, know-how and inventory of drug substance, or the Transferred Assets. The Transferred Assets include a novel, potential high-potency, specific, aPKCi with possible broad use in oncology as well as certain rare malignant diseases. The asset platform includes two formulations (topical and oral) of an aPKCi inhibitor. We plan to advance investigational new drug enabling activities and are in the process of determining the expected clinical development plan for the platform.

Our ability to advance our development programs is dependent upon our ability to secure additional capital in both the near and long-term, through public or private securities offerings; convertible debt financings; and/or potential strategic opportunities, including licensing agreements, drug product development, and marketing collaboration arrangements, pharmaceutical research cooperation arrangements, and/or other similar transactions in geographic markets, including the U.S., and/or through potential grants and other funding commitments from U.S. government agencies, in each case, if available. We have engaged with potential counterparties in various markets and will continue to pursue non-dilutive sources of capital as well as potential private and public securities offerings. There can be no assurance, however, that we will be able to identify and enter into public or private securities offerings on acceptable terms and in amounts sufficient to meet our needs or qualify for non-dilutive funding opportunities under any grant programs sponsored by U.S. government agencies, private foundations, and/or leading academic institutions, or identify and enter into any strategic transactions that will provide the additional capital that we will require. If none of these alternatives is available, or if available and we are unable to raise sufficient capital through such transactions, we potentially could be forced to limit or cease our development activities, which would have a material adverse effect on our business, financial condition, and results of operations.

Corporate Information

We were incorporated in Delaware on November 6, 1992. Our principal executive offices are located at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976, and our telephone number is (215) 488-9300. Our website address is www.windtreetx.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein and you should not consider it part of this prospectus. We have included our website address as an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, as long as we are a smaller reporting company with less than $100 million in annual revenue, we are not required to obtain an attestation report on internal control over financial reporting from our independent registered public accounting firm.

Recent Developments

Going Concern

Our auditor has included a “going concern” explanatory paragraph in its report on our consolidated financial statements for the fiscal year ended December 31, 2023, expressing substantial doubt about our ability to continue as a going concern for the next twelve months. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Our management has concluded that substantial doubt exists about our ability to continue as a going concern for one year from the date of this prospectus. We do not expect that the net proceeds from this offering will be sufficient to allow us to continue as a going concern for one year from the date of this prospectus. If we were to receive net proceeds of approximately $                 from this offering, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs through                     and support our continued clinical development of istaroxime in cardiogenic shock, the preclinical development of our atypical protein kinase C iota, or aPKCi, inhibitor asset platform and for working capital and general corporate purposes. If we cannot secure the financing needed to continue as a viable business, our stockholders may lose some or all of their investment in us.

Reverse Stock Split

On April 19, 2024, we filed an amendment to our Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect a reverse stock split of our common stock at a rate of one for eighteen (1-for-18), which was effected at 11:59 p.m. Eastern Time on April 19, 2024. The reverse stock split does not have any impact on the number of authorized shares of common stock. Unless otherwise noted, the share and per share information in this prospectus reflects the reverse stock split of our outstanding common stock at a one for eighteen (1-for-18) ratio.

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock to be offered	shares of common stock or shares if the underwriters exercise their option to purchase additional shares in full.

Common warrants
We are also offering common warrants to purchase up to               shares of common stock. The exercise price of each common warrant will be $                per share. Each common warrant will be immediately exercisable upon issuance for a five-year period after the date of issuance. This prospectus also relates to the offering of the common stock issuable upon exercise of such common warrants. See “Description of the Securities We are Offering” on page 24 of this prospectus. You should also read the form of common warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Pre-funded warrants
We are also offering pre-funded warrants to purchase up to                shares of common stock. The purchase price of each pre-funded warrant is equal to the price at which the share of common stock is being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering. See “Description of the Securities We are Offering” on page 24 of this prospectus. You should also read the form of pre-funded warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Common stock to be outstanding after this offering	shares, or shares if the underwriters exercise their option to purchase additional shares in full.

Option to purchase additional shares of common stock and common warrants
We have granted the underwriters an option for a period of up to          days from the date of this prospectus to purchase up to additional               shares of our common stock and/or common warrants to purchase up to                shares of our common stock, in any combination thereof, from us at the public offering price per share and per common warrant, less underwriting discounts and commissions, in each case solely to cover over-allotments, if any.

Use of proceeds
We intend to use the net proceeds from this offering to support our continued clinical development of istaroxime in cardiogenic shock, the preclinical development of our aPKCi inhibitor asset platform and for working capital and general corporate purposes. See “Use of Proceeds” on page 15 of this prospectus.

Lock-up restrictions	We, and each of our directors and officers, are subject to certain lock-up restrictions as identified in the section titled “Underwriting.”

Risk factors
You should read the section entitled “Risk Factors” beginning on page 6 and the documents incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol
Our shares of common stock are traded on The Nasdaq Capital Market under the symbol “WINT”. There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Transfer Agent and Registrar	Continental Stock Transfer and Trust Company

The number of shares of our common stock to be outstanding after this offering is based on               shares of common stock outstanding as of March 31, 2024, assumes no exercise of any warrants offered hereby, and excludes:

●	shares of our common stock issuable upon the exercise of outstanding warrants as of March 31, 2024, with a weighted-average exercise price of $ per share;

●	shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2024, with a weighted-average exercise price of $ per share;

●	shares of our common stock issuable upon the exercise of outstanding restricted stock units as of March 31, 2024, with a weighted-average grant date fair value of $ per share; and

●
             shares of our common stock reserved for future issuance under our 2020 Equity Incentive Plan, as amended, or 2020 Plan, plus any future increases in the number of shares of common stock reserved for issuance.

Except otherwise indicated, the information in this prospectus assumes no exercise of the outstanding options or warrants described above or sold in this offering, and no exercise by the underwriters of their option to purchase additional shares of our common stock and/or common warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, and those discussed under the section entitled “Risk Factors” contained in our 2023 Annual Report and our subsequent Quarterly Reports, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Financial Condition

Our current cash position, losses, negative cash flows from operations, and accumulated deficit raise substantial doubt about our ability to continue as a going concern absent obtaining adequate new debt or equity financings.

The auditor’s opinion on our audited financial statements for the year ended December 31, 2023 includes an explanatory paragraph stating that we have incurred recurring losses from operations that raise substantial doubt about our ability to continue as a going concern. Management has also concluded that substantial doubt exists about our ability to continue as a going concern. As of December 31, 2023, we had cash and cash equivalents of $4.3 million and current liabilities of $4.0 million. In April 2024, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with the buyers named therein, pursuant to which we agreed to sell senior convertible notes, or the Notes, for $1.5 million of gross proceeds. As a result, we believe that we have sufficient resources available to fund our business operations through April 2024. We do not have sufficient cash and cash equivalents as of the date of this prospectus to support our operations for at least the 12 months following the date of this prospectus. These conditions raise substantial doubt about our ability to continue as a going concern. We believe, that based on the anticipated net proceeds of approximately $                   that we will receive from this offering, together with our existing cash and cash equivalents, we will meet our capital needs through                          and support our continued clinical development of istaroxime in cardiogenic shock, the preclinical development of our aPKCi inhibitor asset platform and for working capital and general corporate purposes.

To alleviate the conditions that raise substantial doubt about our ability to continue as a going concern, management plans to secure additional capital, potentially through a combination of public or private securities offerings; convertible debt financings; and/or strategic transactions, including potential licensing arrangements, alliances and drug product collaborations focused on specified geographic markets; however, none of these alternatives are committed at this time. There can be no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all, or identify and enter into any strategic transactions that will provide the capital that we will require. If none of these alternatives is available, or if available, we are unable to raise sufficient capital through such transactions, we will not have sufficient cash resources and liquidity to fund our business operations for at least the next 12 months following the date of this prospectus. In addition, we may be unable to pay our vendors and other service partners on time, or at all. If any of our key vendors and service providers were to cease working with us or subject the delivery of products or services to timing or payment preconditions, our development activities may be adversely affected, which could have a material adverse effect on our business and operations.  The failure to obtain sufficient capital on acceptable terms when needed may require us to delay, limit or eliminate the development of business opportunities and our ability to achieve our business objectives and our competitiveness, and our business, financial condition and results of operations will be materially adversely affected. In addition, market instability, including as a result of geopolitical instability, may reduce our ability to access capital, which could negatively affect our liquidity and ability to continue as a going concern. Further, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Our forecast of the period of time through which our financial resources will be adequate to support our operating requirements is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section and Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 16, 2024. We have based this estimate on a number of assumptions that may prove to be wrong and changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate. Our inability to obtain additional funding when we need it could seriously harm our business.

We have incurred significant operating losses since inception, we expect to incur operating losses in the future, and we may not be able to achieve or sustain profitability.

We have incurred operating losses since our incorporation on November 6, 1992. For the years ended December 31, 2023 and 2022, we had operating losses of $20.6 million and $41.3 million, respectively. As of December 31, 2023, we had an accumulated deficit of $844.8 million. To date, we have financed our operations primarily through private placements and public offerings of our common and preferred stock and borrowings from investors and financial institutions. As of December 31, 2023, we had cash and cash equivalents of $4.3 million and current liabilities of $4.0 million. In April 2024, we entered into the Purchase Agreement pursuant to which we agreed to sell the Notes for $1.5 million of gross proceeds.

We expect to continue to incur significant research and clinical development, regulatory and other expenses as we (i) develop product candidates; (ii) seek regulatory clearances or approvals for our planned or future product candidates; (iii) conduct clinical trials on our planned or future product candidates; and (iv) manufacture, market, and sell any product candidates for which we may obtain regulatory approval. As a result, we expect to continue to incur operating losses for the foreseeable future and may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis. If we do not achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition and results of operations and may cause the market price of our common stock to decline.

Risks Related to the Ownership of Our Securities

Our common stock is listed on the Nasdaq Capital Market. We can provide no assurance that we will be able to comply with the continued listing requirements over time and that our common stock will continue to be listed on Nasdaq.

In May 2020, we successfully listed our common stock on the Nasdaq Capital Market. However, we can give no assurance that we will be able to satisfy the continued listing requirements of Nasdaq in the future, including but not limited to the corporate governance requirements and the minimum closing bid price requirement or the minimum equity requirement.

On June 3, 2022, we received a deficiency letter from the Nasdaq Listing Qualifications Department, or the Staff, of Nasdaq notifying us that, for 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2), or Rule 5550(a)(2). The Nasdaq deficiency letter had no immediate effect on the listing of our common stock, and our common stock continued to trade on the Nasdaq Capital Market under the symbol “WINT”. We were initially given 180 calendar days, or until November 30, 2022, to regain compliance with Rule 5550(a)(2), which was extended by an additional 180 calendar days, or May 29, 2023.

On February 24, 2023, we effected a reverse stock split of our issued and outstanding shares of common stock, par value $0.001 per share, at a ratio of 1 post-split share for every 50 pre-split shares. On March 10, 2023, we received written confirmation from Nasdaq notifying us that we had regained compliance with Rule 5550(a)(2).

On January 22, 2024, we received a deficiency letter from the Staff of Nasdaq notifying us that, for the last 31 consecutive business days, the closing bid price for our common stock has been below the minimum $1.00 per share required for continued listing on the Nasdaq Capital Market pursuant to Rule 5550(a)(2). The Nasdaq deficiency letter had no immediate effect on the listing of our common stock, and our common stock continued to trade on the Nasdaq Capital Market under the symbol “WINT”. We were initially given 180 calendar days, or until July 22, 2024, to regain compliance with Rule 5550(a)(2).

On April 19, 2024, we effected a reverse stock split of our issued and outstanding shares of common stock, par value $0.001 per share, at a ratio of 1 post-split share for every 18 pre-split shares. On May 3, 2024, we received written confirmation from Nasdaq notifying us that we had regained compliance with Rule 5550(a)(2).

There can be no assurance that we will be able to maintain compliance with the continued listing requirements for Nasdaq. If we fail to maintain compliance with any such continued listing requirement, there can also be no assurance that we will be able to regain compliance with any such continued listing requirement in the future or that our common stock will not be delisted from Nasdaq Stock Market in the future. If we fail to maintain compliance, Nasdaq may take steps to delist our common stock. If such delisting should occur, it would likely have a negative effect on the price of our common stock and would impair an investor’s ability to sell or purchase our common stock when desired. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

We effected a reverse stock split on April 19, 2024, which may adversely impact the market price of our common stock.

We effected a reverse stock split of our outstanding common stock at a ratio of 1-for-18 shares, which was effected at 11:59 p.m. Eastern Time on April 19, 2024. The impact of the reverse stock split upon the market price of our common stock cannot be predicted with certainty and there is no assurance that our common stock will trade at a price consistent with such reverse stock split. Accordingly, it is possible that the market price of our common stock following the reverse stock split will decline, possibly more than would occur in the absence of a reverse stock split.

The effective increase in the number of shares of our common stock available for issuance as a result of our reverse stock split could result in further dilution to our existing stockholders and have antitakeover implications.

The April 2024 reverse stock split alone had no effect on our authorized capital stock, and the total number of authorized shares remains the same as before the reverse stock split. The reverse stock split of our issued and outstanding shares increased the number of shares of our common stock (or securities convertible or exchangeable for our common stock) available for issuance by decreasing the number of shares of our common stock issued and outstanding. The additional available shares are available for issuance from time to time at the discretion of our Board of Directors when opportunities arise, without further stockholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of any exchange on which our securities may then be listed, or other agreements or restrictions. Any issuance of additional shares of our common stock would increase the number of outstanding shares of our common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. In addition, any such issuance of additional shares of our common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our common stock.

Additionally, the effective increase in the number of shares available for issuance could, under certain circumstances, have anti-takeover implications. For example, the additional shares of common stock that have become available for issuance could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. Although our reverse stock split is prompted by other considerations and not by the threat of any hostile takeover attempt, stockholders should be aware that our reverse stock split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

The market price of our common stock may be highly volatile, and investors may not be able to resell their shares at or above the price at which they purchase them.

The market price of our common stock, like that of many other development stage pharmaceutical or biotechnology companies, has been and is likely to be volatile. In addition to general economic, political and market conditions, the price and trading volume of our stock could fluctuate widely in response to many factors, including:

●	our ability to execute our planned clinical trials on a timely basis consistent with timelines established;

●	results of our clinical trials and preclinical studies, and the results of trials of our competitors or those of other companies in our market sector;

●	regulatory approval of our product candidates, or limitations to specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

●	regulatory developments in the U.S. and foreign countries;

●	changes in the structure of healthcare payment systems, especially in light of current reforms to the U.S. healthcare system;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates, along with any product modifications and improvements;

●	the success or failure of our efforts to acquire, license or develop additional product candidates;

●	innovations or new products developed by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	manufacturing, supply or distribution delays or shortages;

●	any changes to our relationship with any manufacturers, suppliers, licensors, future collaborators or other strategic partners;

●	our expectations regarding the potential market size and the size of the patient populations for our product candidates;

●	the implementation of our business model and strategic plans for our business and technology;

●	achievement of expected product sales and profitability;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	market conditions in the biopharmaceutical sector and issuance of securities analysts’ reports or recommendations;

●	trading volume of our common stock;

●	an inability to obtain additional funding;

●	sales of our stock by insiders and stockholders;

●	general economic, industry and market conditions other events or factors, including as a result of inflation, liquidity constraints or banking stability, many of which are beyond our control;

●	our commercialization, marketing and manufacturing prospects and capabilities;

●	additions or departures of key personnel; and

●	intellectual property, product liability or other litigation against us.

In addition, the stock markets in general, and the markets for biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the market price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

The sale and issuance of our common stock or rights to purchase our common stock, stock incentive plans and upon the exercise of outstanding securities exercisable for shares of our common stock could result in substantial additional dilution of our stockholders, cause our stock price to fall and adversely affect our ability to raise capital.

We will require additional capital to continue to execute our business plan and advance our research and development efforts. To the extent that we raise additional capital through the issuance of additional equity securities and through the exercise of outstanding warrants, our stockholders may experience substantial dilution. We may sell shares of preferred stock or common stock in one or more transactions at prices that may be at a discount to the then-current market value of our common stock and on such other terms and conditions as we may determine from time to time. Any such transaction could result in substantial dilution of our existing stockholders. If we sell shares of our common stock in more than one transaction, stockholders who purchase our common stock may be materially diluted by subsequent sales. Such sales could also cause a drop in the market price of our common stock. The issuance of shares of our common stock in connection with a public or private financing, in connection with our compensation programs, and upon exercise of outstanding warrants will have a dilutive impact on our other stockholders and the issuance, or even potential issuance, of such shares could have a negative effect on the market price of our common stock.

The exercise of stock options and other securities could also cause our stockholders to experience substantial dilution. Moreover, holders of our stock options and warrants are likely to exercise them, if ever, at a time when we otherwise could obtain a price for the sale of our securities that is higher than the exercise price per security of the options or warrants. Such exercises, or the possibility of such exercises, may impede our efforts to obtain additional financing through the sale of additional securities or make such financing more costly. It may also reduce the price of our common stock.

The Certificate of Designation for the Series B Preferred Stock and the Notes, each contain anti-dilution provisions that may result in the reduction of the conversion price of the Series B Preferred Stock and the Notes. These features may increase the number of shares of our common stock being issuable upon conversion of the Series B Preferred Stock and the Notes.

The Certificate of Designation, or the Series B Certificate of Designation, authorizes a total of 5,500 Series B Preferred Stock, with an initial conversion price of $6.4854, or the Preferred Conversion Price. Similarly, our 10% senior convertible notes, or the Notes, have an initial conversion price of $6.4854, or the Notes Conversion Price. Both the Preferred Conversion Price and the Notes Conversion Price are subject to adjustment upon the occurrence of specified events to no lower than $1.2978, subject to any stock split, stock dividend, stock combination, recapitalization or other similar transaction involving our common stock at a price below the then-applicable Preferred Conversion Price or Notes Conversion Price, as applicable, each as described in further detail in the Certificate of Designation or the Notes, respectively.

If in the future, while any of our Series B Preferred Stock or Notes are outstanding, we grant, issue or sell any shares of our common stock for a consideration per share of our common stock, the New Issuance Price, less than a price equal to the Preferred Conversion Price or Notes Conversion Price, respectively, as then in effect immediately prior to such granting, issuance or sale, we will be required, subject to certain limitations and adjustments (as provided in the Series B Certificate of Designation or the Note) to reduce the Preferred Conversion Price or the Notes Conversion Price, as applicable, to be equal to the New Issuance Price, which will result in a greater number of shares of our common stock being issuable upon conversion, which in turn will increase the dilutive effect of such conversion on existing holders of our common stock. It is possible that we will not have a sufficient number of shares available to satisfy the conversion of the Series B Preferred Stock and/or the Notes if we enter into a future transaction that reduces the applicable Preferred Conversion Price or Notes Conversion Price. If we do not have a sufficient number of available shares for the conversion of any Series B Preferred Stock or Notes, we may need to seek shareholder approval to increase the number of authorized shares of our common stock, which may not be possible and will be time consuming and expensive. The potential for such additional issuances may depress the price of our common stock regardless of our business performance and may make it difficult for us to raise additional equity capital while any of our Series B Preferred Stock or Notes are outstanding.

The Series B Preferred Stock have a liquidation preference senior to our common stock.

Subject to certain exceptions, in accordance with the Series B Certificate of Designation, shares of our capital stock are junior in rank to the Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon our liquidation, dissolution and winding up. The payment of the liquidation preferences could result in common stockholders and warrant holders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily. This liquidation preference may increase over time based on the payment of dividends.

The existence of the liquidation preferences may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control.

Under the terms of the Notes, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

On April 2, 2024, we entered into the Purchase Agreement with the buyers named therein. The Purchase Agreement, pursuant to which we issued the Notes, contains the restrictive covenants, subject to certain exceptions. For example, without the consent of the holders holding at least a majority of the certain registrable securities for the period commencing on April 2, 2024 and ending on the date immediately following the 90th trading day after the Applicable Date (as defined in the Purchase Agreement), neither we nor any of our subsidiaries will directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act of 1933, as amended), any Convertible Securities (as defined in the Purchase Agreement), any debt, any preferred stock or any purchase rights), or a Subsequent Placement.

Subject to the limitations described in the Purchase Agreement, for so long as the Notes are outstanding, we are prohibited from effecting or entering into an agreement to effect any Subsequent Placement involving a Variable Rate Transaction (as defined in the Purchase Agreement).

Additionally, the Purchase Agreement contains a participation right, which provides that, subject to certain exceptions, at any time on or prior to April 2, 2028, neither we nor our subsidiaries shall, directly or indirectly, effect any Subsequent Placement unless we comply with certain notice procedures as outlined in the Purchase Agreement with respect to each buyer, providing the opportunity for such buyer to participate in such Subsequent Placement on a pro rata basis as described in the Purchase Agreement.

Any of these restrictions on our ability to operate our business in our discretion could adversely affect our business by, among other things, limiting our ability to adapt to changing economic, financial, or industry conditions and to take advantage of corporate opportunities, including opportunities to obtain debt financing, repurchase stock, refinance or pay principal on our outstanding debt, or complete acquisitions for cash or debt. If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction while remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the buyers party to the Purchase Agreement.

Risks Related to this Offering

Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their investment. You may experience further dilution upon exercise of options.

The public offering price per share of common stock in this offering is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Based on a public offering price of $                per share, if you purchase common stock in this offering, you will incur immediate substantial dilution of approximately $               per share, representing the difference between the public offering price per share of common stock and our as adjusted net tangible book value as of December 31, 2023. Furthermore, if outstanding options or warrants are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus entitled “Dilution.”

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act.

Upon completion of this offering, based on our shares outstanding as of March 31, 2024, we will have                shares of common stock outstanding, which (along with the shares purchased in this offering) may be resold into the public market immediately without restriction, unless owned or purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

As of March 31, 2024, there were approximately                shares subject to outstanding options or subject to certain outstanding inducement grants,                shares subject to outstanding restricted stock units, and                shares reserved for future issuance or otherwise issuable under our equity compensation plans. We have registered or will register the shares of common stock available for issuance under the Company’s 2011 Long-Term Incentive Plan and 2020 Equity Incentive Plan under the Securities Act on Registration Statements on Form S-8. The registered shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described above, to the extent applicable.

As of March 31, 2024, we had outstanding warrants exercisable for               shares with a weighted-average exercise price of $                per share. The shares of our common stock underlying such warrants will, upon issuance, be freely tradeable without restriction or further registration under the Securities Act.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use the net proceeds from this offering to support our continued clinical development of istaroxime in cardiogenic shock, the preclinical development of our aPKCi inhibitor asset platform and for working capital and general corporate purposes, including costs and expenses associated with being a public company. However, our use of these net proceeds may differ substantially from our current plans. If we do not invest or apply the net proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants will be limited.

Holders of warrants purchased in this offering will have no rights as a common stockholder until such holder exercises its warrants and acquires our common stock, except as set forth in such warrants.

Until holders of warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants are speculative in nature.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, holders of the common warrants may exercise their right to acquire the common stock and pay an exercise price of $         per share, subject to certain adjustments, commencing immediately until expiration on the fifth anniversary of the date of issuance, after which period any unexercised common warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants, if any, is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their imputed offering price. The warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, it may not ever be profitable for holders of the warrants to exercise the warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements concerning:

●	our estimates regarding future results of operations, financial position, research and development costs, capital requirements, and our needs for additional financing;

●	how long we can continue to fund our operations with our existing cash and cash equivalents;

●	changes in market conditions, general economic conditions, and the banking sector, and potential constraints in accessing capital or credit if and when needed with favorable terms, if at all;

●	the potential impairment of our intangible assets on our consolidated balance sheet, which could lead to material impairment charges in the future;

●	our ability to repay indebtedness;

●
potential delays and uncertainties in our anticipated timelines and milestones and additional costs associated with the impact of the residual effects of the COVID-19 pandemic and the evolving events in Israel and Gaza on our clinical trial operations;

●	the costs, timing, and results, of our preclinical studies and clinical trials, as well as the number of required trials for regulatory approval and the criteria for success in such trials;

●
legal and regulatory developments in the United States, or U.S., and foreign countries, including any actions or advice that may affect the design, initiation, timing, continuation, progress or outcome of clinical trials or result in the need for additional clinical trials;

●	the difficulties and expenses associated with obtaining and maintaining regulatory approval of our product candidates, and the indication and labeling under any such approval;

●	risks related to manufacturing active pharmaceutical ingredients, drug product, and other materials we need;

●	delays, interruptions or failures in the manufacture and supply of our product candidates;

●
the plans of our AEROSURF and KL4 licensee, Lee’s Pharmaceutical (HK) Ltd., and its affiliate, Zhaoke Pharmaceutical (Hefei) Co. Ltd., and their ability to successfully source materials, execute necessary clinical and business development activities in a timely manner, if at all, to support development and commercialization of the licensed product candidates;

●
the performance of third parties, both foreign and domestic, upon which we depend, including contract research organizations, contract manufacturing organizations, contract laboratories, and independent contractors;

●
the size and growth of the potential markets for our product candidates, the regulatory requirements in such markets, the rate and degree of market acceptance of our product candidates, and our ability to serve those markets;

●	the success of competing therapies and products that are or may become available;

●	our ability to limit our exposure under product liability lawsuits;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●
recently enacted and future legislation, including but not limited to, the Inflation Reduction Act of 2022, regarding the healthcare system in the U.S. or the healthcare systems in foreign jurisdictions;

●	our ability to recruit or retain key scientific, commercial or management personnel or to retain our executive officers;

●
our ability to secure electronically stored work product, including clinical data, analyses, research, communications, and other materials necessary to gain regulatory approval of our product candidates, including those acquired from third parties, and assure the integrity, proper functionality, and security of our internal computer and information systems and prevent or avoid cyber-attacks, malicious intrusion, breakdown, destruction, security incidents, data privacy violations, or other significant disruption;

●	economic uncertainty resulting from inflation and the rapid increase in interest rates, including concerns involving liquidity, defaults or other non-performance by financial institutions;

●
economic uncertainty resulting from geopolitical instability, including the ongoing military conflict between Russia and Ukraine, the People’s Republic of China and the Republic of China (Taiwan), and the evolving events in Israel and Gaza; and

●	other risks and uncertainties, including those described or incorporated by reference under the caption “Risk Factors” in this prospectus.

We have based these forward-looking statements largely on our current expectations, estimates, forecasts, and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section entitled “Risk Factors” in this prospectus and the risk factors set forth in the documents incorporated by reference in this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results, performance or achievements may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Trademark Notice

AEROSURF®, AFECTAIR®, SURFAXIN®, SURFAXIN LS™, WINDTREE THERAPEUTICS® (logo), WINDTREE THERAPEUTICS™, and WINDTREE™ are registered and common law trademarks of Windtree Therapeutics, Inc. (Warrington, PA).

Selected Financial Data

Reverse Stock Split

On April 19, 2024, we effected a 1-for-18 reverse stock split of our common stock. The number of shares of common stock authorized under our Amended and Restated Certificate of Incorporation is unchanged at 120 million shares. The par value per common share also remained unchanged. The audited consolidated financial statements of Windtree Therapeutics, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2023 that is incorporated by reference into this prospectus is presented without giving effect to the reverse stock split. Except where the context otherwise requires, share numbers in this prospectus reflect the 1-for-18 reverse stock split of our common stock.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on April 16, 2024, as adjusted to reflect the reverse stock split for the periods presented. Our historical results are not indicative of the results that may be expected in the future.

As Reported (in thousands, except per share data)

	December 31,
	2023	2022
Net loss	$(20,291)	$(39,208)
Net loss per common share, basic and diluted	$(5.24)	$(62.23)
Weighted average number of common shares outstanding, basic and diluted	3,876	630
Common shares outstanding at year end	5,997	772

As Adjusted for 1-for-18 Reverse Stock Split (unaudited, in thousands, except per share data)

	December 31,
	2023	2022
Net loss	$(20,291)	$(39,208)
Net loss per common share, basic and diluted	$(94.23)	$(1,120.23)
Weighted average number of common shares outstanding, basic and diluted	216	35
Common shares outstanding at year end	334	43

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $                million, or approximately $               million if the underwriters exercise their option to purchase additional shares of common stock and/or common warrants from us in full, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering and assuming no sale of the pre-funded warrants. In addition, if all of the common warrants offered pursuant to this prospectus are exercised in full for cash, we will receive approximately an additional $               in cash. We cannot predict when or if these common warrants will be exercised. It is possible that these common warrants may expire and may never be exercised.

We intend to use up to $               million of the net proceeds of this offering to complete a Phase 2 clinical trial for istaroxime in cardiogenic shock and to advance preclinical development of our aPKCi inhibitor asset platform, with the remainder of the net proceeds being used for working capital and other general corporate purposes. We may also use a portion of the net proceeds from this offering to in-license, acquire or invest in complementary businesses, technologies, products or assets. Although we currently have no agreements, commitments or obligations to do so, we evaluate such opportunities and engage in related discussions with third parties from time to time.

Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of our preclinical, clinical and future development activities may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from our planned clinical trials, our ability to take advantage of expedited programs or to obtain regulatory approval for product candidates, the timing and costs associated with the manufacture and supply of product candidates for clinical development or commercialization and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments or other securities.

DIVIDEND POLICY

We have not paid any cash dividends and we do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends, if any, will be made in the discretion of our board of directors, or Board, after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and accompanying common warrants in this offering and the as adjusted net tangible book value per share of our common stock after the closing of this offering.

Our historical net tangible book value as of December 31, 2023 was $               million, or $                per share of our common stock, based on 5,996,586 shares of common stock outstanding as of December 31, 2023 (giving effect to the one-for-eighteen (1-for-18) reverse stock split). Our historical net tangible book value represents our total tangible assets less total liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of our common stock outstanding as of December 31, 2023.

After giving effect to the sale of               shares of our common stock and common warrants to purchase up to                shares of our common stock in this offering at an assumed public offering price of $               per share (which was the last reported sale price of our common stock on the Nasdaq Capital Market on               , 2024) and accompanying common warrant, assuming no sale of any pre-funded warrants, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2023 would have been $               million, or $               per share. This represents an immediate increase in as adjusted net tangible book value of $               per share to our existing stockholders and an immediate dilution of $               per share to investors purchasing our common stock and common warrants in this offering at the assumed combined public offering price. The final public offering price will be determined through negotiation between us and the underwriters in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

The following table illustrates this dilution on a per share basis:

Assumed combined public offering price per share of common stock and accompanying common warrant	$
Historical net tangible book value per share as of December 31, 2023	$
Increase in net tangible book value per share as of December 31, 2023 attributable to investors purchasing shares in this offering
As adjusted net tangible book value per share as of December 31, 2023 after giving effect to this offering
Dilution per share to investors participating in this offering	$

Each $1.00 increase or decrease in the assumed public offering price of $               per share, the last reported sale price of our common stock on the Nasdaq Capital Market on               , 2024, would increase or decrease our as adjusted net tangible book value per share after this offering by $               per share. For each $1.00 increase or decrease in the assumed public offering price, the dilution per share to investors participating in this offering would increase or decrease by $               per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase of                shares of common stock offered by us would increase the as adjusted net tangible book value after this offering by $               per share and decrease the dilution per share to investors participating in this offering by $               per share, and a decrease of               shares of common stock offered by us would decrease the as adjusted net tangible book value by $                per share and increase the dilution per share to investors in this offering by $               per share, assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

If the underwriters exercise in full their option to purchase additional shares and/or common warrants, our as adjusted net tangible book value per share after this offering would be $               per share, representing an immediate increase in as adjusted net tangible book value per share of $               to existing stockholders and immediate dilution of $               in as adjusted net tangible book value per share to investors purchasing common stock in this offering.

The foregoing discussion and tables above are based on               shares of common stock outstanding as of March 31, 2024, assume no exercise of any warrants and no exercise by the underwriters of their option to purchase additional shares of our common stock and/or common warrants, and excludes:

●	shares of our common stock issuable upon the exercise of outstanding warrants as of March 31, 2024, with a weighted-average price of $ per share;

●	shares of our common stock issuable upon the exercise of outstanding stock options as of March 31, 2024, with a weighted-average exercise price of $ per share;

●	shares of our common stock issuable upon the exercise of outstanding restricted stock units as of March 31, 2024, with a weighted-average grant date fair value of $ per share; and

●	shares of our common stock reserved for future issuance under our 2020 Plan, as amended, plus any future increases in the number of shares of common stock reserved for issuance.

To the extent that any outstanding warrants or options are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or equity-based securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, which has been publicly filed with the SEC. See “Where You Can Find Additional Information and Incorporation of Certain Information by Reference.”

Capital Stock

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. The affirmative vote of the voting power of the outstanding shares of capital stock entitled to vote, voting as a single class, will be required to amend certain provisions of our Amended and Restated Certificate of Incorporation, including the provisions relating to amending our By-Laws, procedures for our stockholder meetings, director liability, and exclusive forum for proceedings.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. In the event of a liquidation, dissolution or winding up of us, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Number of Holders

There are approximately                holders of our common stock as of                , 2024.

Reverse Split

On April 28, 2020, we filed an amendment to our Charter in order to effect a 1-for-3 reverse stock split of our common stock effective for trading purposes on May 29, 2020. The number of authorized stock remained unchanged at 120,000,000 shares.

On February 22, 2023, we filed an amendment to our Charter in order to effect a 1-for-50 reverse stock split of our common stock effective for trading purposes on February 24, 2023. The number of authorized stock remained unchanged at 120,000,000 shares.

On April 19, 2024, we filed an amendment to our Charter in order to effect a 1-for-18 reverse stock split of our common stock effective for trading purposes on April 22, 2024. The number of authorized stock remained unchanged at 120,000,000 shares.

Preferred Stock

Our Board currently has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon a liquidation of us. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of us or other corporate action.

Of the 5,000,000 authorized shares of preferred stock, 40,000 shares are designated as Series A Preferred Stock and 5,500 shares are designated as Series B Convertible Preferred Stock. As of April 15, 2024, there are no shares of Series A Preferred Stock outstanding and 5,500 shares of Series B Convertible Preferred Stock outstanding. We have no present plans to issue any additional shares of preferred stock.

Anti-takeover provisions

Amended and Restated Certificate of Incorporation and By-Laws

Among other things, our Amended and Restated Certificate of Incorporation and By-Laws:

●	permit our Board to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

●	provide that the authorized number of directors may be changed only by resolution of our Board;

●
provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed for cause or without cause, which removal may be effected, by the affirmative vote of a majority of the votes of the issued and outstanding shares of stock entitled to vote for the election of the stockholders called and held for that purpose, or by a majority vote of the Board at a meeting called for such purpose, and the vacancy in the Board caused by any such removal may be filled by such stockholders or directors, as the case may be, at such meeting, and if the stockholders shall fail to fill such vacancy, such vacancy shall be filled in the manner as provided by the By-Laws;

●
provide that all vacancies, including newly created directorships, may be filled by the decision of majority of the directors then in office, including those who have so resigned, and shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this Section for the filling of other vacancies;

●
provides that stockholders may act via a consent of stockholders in lieu of a meeting without prior notice and without a vote, if a consent or consents in writing, set forth the action so taken, and is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded;

●
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that special meetings of our stockholders may be called only by the Board, the Chairman of the Board, or the Chief Executive Officer; and

●
do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require the affirmative vote of the majority of voting power of the outstanding shares of capital stock entitled to vote.

The combination of these provisions makes it more difficult for our stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.

●	In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Choice of Forum

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on our behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of our directors or officers; (3) any claim or cause of action asserting a claim against us arising out of, or pursuant to, the DGCL, our Amended and Restated Certificate of Incorporation or our By-Laws; or (4) any action asserting a claim against the Company governed by the internal affairs doctrine.

Limitations of Liability and Indemnification

Our Amended and Restated Certificate of Incorporation and our By-Laws limit our directors’ liability and may indemnify our directors and officers to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper benefit.

The DGCL and our By-Laws provide that we will, in certain situations, indemnify our directors and officers, to the fullest extent permitted by law.

We have entered into indemnification agreements with our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our Amended and Restated Certificate of Incorporation, our By-Laws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and By-Laws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no material pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened material litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “WINT”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock to be Issued as Part of this Offering

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described above under the sections “Description of Capital Stock—Common Stock,” and “Description of Capital Stock—Preferred Stock” of this prospectus.

Warrants to be Issued as Part of this Offering

Common warrants

The common warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of common warrant for a complete description of the terms and conditions applicable to the common warrants.

Pursuant to a warrant agency agreement between us and Continental Stock Transfer and Trust Company, as warrant agent, the common warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The following is a brief summary of the common warrants and is still subject in all respect to the provisions contained in the form of common warrant.

Duration and Exercise Price

Each whole common warrant will have an exercise price of $            per share, will be immediately exercisable upon issuance and will expire on the fifth anniversary of the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

The common warrants will be issued separately from the common stock and pre-funded warrants included in this offering. Each share of our common stock or pre-funded warrant purchased in this offering will include one common warrant to purchase one share of our common stock.

Exercisability

The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below in “⸺Certain Adjustments”). A holder may not exercise any portion of the common warrant to the extent that the holder would beneficially own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

Certain Adjustments

The exercise price and the number of shares issuable upon exercise of the common warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our common stock. The common warrant holders must pay the exercise price in cash or wire transfer of immediately available funds upon exercise of the common warrants, unless such holders are utilizing the cashless exercise provision of the common warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable best efforts to have the registration statement of which this prospectus forms a part, effective when the common warrants are exercised.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the common warrants. Additionally, as more fully described in the common warrant, in the event of certain fundamental transactions, the holders of the common warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the common warrants on the date of consummation of such transaction.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the common warrant, the common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the common warrants. In addition, we do not intend to apply for the listing of the common warrants on any national securities exchange. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the common warrants may be amended or waived with our written consent and the written consent of the holder.

Pre-Funded warrants

The pre-funded warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants.

Duration and Exercise Price

The pre-funded warrants offered hereby will have an exercise price of $0.001 per share. The pre-funded warrants will be immediately exercisable upon issuance and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The pre-funded warrants will be issued in certificated form only.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the pre-funded warrant, the pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the pre-funded warrants. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the pre-funded warrants may be amended or waived with our written consent and the written consent of the holder.

UNDERWRITING

We are offering the securities described in this prospectus through the underwriters named below. We have entered into an underwriting agreement dated                , 2024 with                      , as the representative of the underwriters in this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriters	Number of Shares	Number of Pre-Funded Warrants	Number of Common Warrants

Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the shares of common stock, pre-funded warrants, if any, and common warrants directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $               per share of common stock (or per pre-funded warrant) and $                per common warrant to purchase shares of common stock.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement.

No action has been taken by us or the underwriters that would permit a public offering of the securities in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Share and Accompanying Common Warrant (1)	Per Pre- Funded Warrant and Accompanying Common Warrant (1)	Total Without Over- Allotment	Total With Full Over- Allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions(2)(3)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

(1)
The public offering price and underwriting discount corresponds, in respect of the securities of (i) a public offering price per share of common stock (or pre-funded warrant) of $               ($                net of the underwriting discount) and (ii) a public offering price per common warrant of $               ($                net of the underwriting discount).

(2)
We have also agreed to pay the representative a management fee equal to 1.0% of the aggregate gross proceeds received from the sale of the securities in the transaction and reimburse the accountable expenses of the representative, including a pre-closing expense allowance of up to a maximum of $15,000 and an additional closing expense allowance up to a maximum of $95,000.

(3)
We have granted a            -day option to the underwriters to purchase up to                additional shares of common stock and/or additional common warrants exercisable for up to an additional                shares of common stock at the assumed public offering price per share of common stock and the assumed public offering price per common warrant set forth above less the underwriting discounts and commissions solely to cover over- allotments, if any.

We estimate the total expenses payable by us for this offering to be approximately $                million, which amount includes (i) the underwriting discount of $               , (ii) the management fee of $               , (iii) reimbursement of the accountable expenses of the underwriters, including the legal fees of the representative, in an amount not to exceed $               and (iv) other estimated company expenses of approximately $                , which includes legal, accounting, printing costs and various fees associated with the registration and listing of our securities.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Over-allotment Option

We have granted to the underwriters an option exercisable not later than         days after the date of this prospectus to purchase up to an additional               shares of common stock and/or               common warrants at the assumed public offering price per share of common stock and the public offering price per common warrant set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional shares of common stock and/or common warrants are purchased, the underwriters will offer these shares and/or common warrants on the same terms as those on which the other securities are being offered.

Right of First Refusal

We have granted to                   the right of first refusal for a period of twelve months following the closing of this offering to act as sole bookrunner, exclusive placement agent or exclusive sales agent in connection with any financing of the Company, subject to certain conditions.

Tail Financing Payments

We have also agreed to pay the representative a tail fee equal to 8% of the total gross proceeds received by us from any investor who was contacted by the representative during the term of its engagement, if such investor provides us with capital in any public or private offering or other financing or capital raising transaction for a period of twelve months after expiration or termination of the engagement with the representative; provided however, we shall not be required to pay any such tail fee in respect of proceeds received by us from certain excluded investors agreed upon between us and the representative.

Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “WINT.”

The last reported sale price of our shares of common stock on                , 2024 was $               per share. The final public offering price will be determined between us, the underwriters and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price. There is no established public trading market for the warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange or other nationally recognized trading system.

Lock-up Agreements

Each of our officers, directors and each of their respective affiliates and associated partners, and certain affiliated stockholders have agreed with the underwriters to be subject to a lock-up period of        days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities from the date of this prospectus for a period of days following the date of this prospectus, subject to certain exceptions.                  may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Determination of Offering Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “WINT.” On               , 2024, the closing price of our common stock was $               per share. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors that will be considered in determining the public offering price:

●	our history and our prospects;

●	the industry in which we operate;

●	our past and present operating results;

●	the previous experience of our executive officers; and

●	the general condition of the securities markets at the time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock or warrants sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock and warrants sold in this offering can be resold at or above the public offering price.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

●
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

●
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Other Relationships

From time to time, certain of the underwriters and their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. Except as disclosed in this prospectus, we have no present arrangements with the placement agent for any services.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Goodwin Procter LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by                       .

EXPERTS

The consolidated balance sheets of Windtree Therapeutics, Inc. and Subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in mezzanine equity and stockholders’ equity, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning our ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information contained in this prospectus or incorporated by reference herein or therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Windtree. The address of the SEC website is www.sec.gov.

We also maintain a website at https://ir.windtreetx.com/filings/sec-filings, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 16, 2024;

●
our Current Reports on Form 8-K, filed with the SEC on January 17, 2024, January 22, 2024, January 25, 2024, January 31, 2024, February 16, 2024, April 8, 2024, April 10, 2024, April 19, 2024 and April 23, 2024; and

●	the description of our common stock contained in Exhibit 4.18 our 2023 Annual Report on Form 10-K, including any amendments or reports filed for the purposes of updating this description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule 14A.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Windtree Therapeutics, Inc., 2600 Kelly Road, Suite 100., Warrington, Pennsylvania 18976, Attn: Corporate Secretary.

You also may access these filings on our website at https://ir.windtreetx.com/filings/sec-filings. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). You may also access these filings at the SEC’s website at www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Shares of Common Stock and Accompanying
Common Warrants to Purchase up to               Shares of Common Stock
or
Pre-Funded Warrants to Purchase up to               Shares of Common Stock and
Accompanying Common Warrants to Purchase up to               Shares of Common Stock
and
Up to                Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants
and Common Warrants

Preliminary Prospectus

, 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount and management fee). Except for the SEC registration fee and the FINRA filing fee, all amounts are estimates.

Item	Amount
SEC registration fee		$1,180.80
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*
* To be completed by amendment

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the DGCL, we have adopted provisions in our Amended and Restated Certificate of Incorporation and By-Laws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our By-Laws also authorizes us to indemnify any and all persons whom it shall have power to indemnify to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our By-Laws provide that:

●	we may indemnify any and all persons whom it shall have power to indemnify to the fullest extent permitted by the DGCL, subject to limited exceptions;

●	the rights provided in our By-Laws are not exclusive.

Our Amended and Restated Certificate of Incorporation and our By-Laws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

On April 2, 2024, we issued 5,500 shares, or the Preferred Shares, of our Series B Convertible Preferred Stock, par value $0.001 per share, or the Series B Preferred Stock, to certain creditors of Varian Biopharmaceuticals, Inc. pursuant to an Asset Purchase Agreement that we entered into with Varian Biopharmaceuticals, Inc. We filed a Certificate of Designation with the Secretary of State of the State of Delaware on April 2, 2024, which became effective on April 3, 2024, authorizing the Preferred Shares with an initial conversion price of $6.4854, or the Preferred Conversion Price, which is subject to adjustment as provided in the Certificate of Designation to no lower than $1.2978. The Preferred Shares have a stated value of $1,000 per share, or the Stated Value, which equal to an aggregate Stated Value of $5,500,000 as of April 2, 2024. Each share of Series B Preferred Stock is initially convertible into 155 shares of our common stock, subject to adjustment as provided in the Certificate of Designation. No fractional shares will be issued upon conversion; rather any fractional share will be rounded up to the nearest whole share.

On April 2, 2024, we agreed to sell senior convertible notes in an aggregate principal amount of $1.5 million, or the Notes, for $1.5 million of gross proceeds, or the Notes Offering, pursuant to a Securities Purchase Agreement that we entered into with the buyers named therein. The Notes have an initial conversion price of $6.4854, or the Notes Conversion Price, which is subject to adjustment upon the occurrence of specified events to no lower than $1.2978, subject to any stock split, stock dividend, stock combination, recapitalization or other similar transaction involving our common stock. We intend to use the net proceeds from the Notes Offering for general corporate purposes.

The issuances of these securities were exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, in that the transactions were by an issuer not involving any public offering.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit No.	Description

1.1**	Form of Underwriting Agreement.

2.1+
Form of Asset Purchase Agreement by and between Windtree Therapeutics, Inc. and Varian Biopharmaceuticals, Inc., dated April 2, 2024 (incorporated by reference to Exhibit 2.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 8, 2024).

3.1*	Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 to Windtree’s Quarterly Report on Form 10-Q, as filed with the SEC on August 11, 2022).

4.1	Form of Warrant dated October 10, 2014 (incorporated by reference to Exhibit 4.11 to Windtree’s Quarterly Report on Form 10-Q, as filed with the SEC on November 7, 2014).

4.2	Form of Series A Warrant dated July 22, 2015 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on July 17, 2015).

4.3	Form of Series B Warrant dated July 22, 2015 (incorporated by reference to Exhibit 4.3 to Windtree’s Current Report on Form 8-K, as filed with the SEC on July 17, 2015).

4.4	Form of Series A-1 Warrant dated February 13, 2017 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on February 15, 2017).

4.5	Form of Series C Warrant dated April 4, 2018 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 4, 2018).

4.6	Form of Series D Warrant dated July 2, 2018 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on July 6, 2018).

4.7	Form of Series E Warrant dated December 11, 2018 (incorporated by reference to Exhibit 4.7 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2019).

4.8	Form of Series F Warrant dated December 24, 2018 (incorporated by reference to Exhibit 4.2 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 21, 2018).

4.9	Form of Series G Warrant dated December 24, 2018 (incorporated by reference to Exhibit 4.3 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 21, 2018).

4.10	Form of Series H Warrant dated February 14, 2019 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 21, 2018).

4.11	Form of Series I Warrant dated December 6, 2019 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 9, 2019).

4.12	Form of Series F Warrant Amendment No. 1 dated April 24, 2020 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 29, 2020).

4.13
Form of Series I Warrant Amendment dated May 6, 2020, to the Series I Warrant dated December 6, 2019 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on May 7, 2020).

4.14
Form of Warrant issued in the Company’s May 2020 underwritten public offering of securities (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on May 22, 2020).

4.15
Form of Warrant issued in the Company’s March 2021 underwritten public offering of securities (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on March 24, 2021.

4.16	Form of Common Stock Purchase Warrant dated January 24, 2023 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on January 26, 2023).

4.17	Form of Common Stock Purchase Warrant dated February 21, 2023 (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on February 22, 2023).

4.18	Description of Securities (incorporated by reference to Exhibit 4.18 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2024).

4.19	Form of Common Warrant (incorporated by reference to Exhibit 4.19 to Windtree’s Registration Statement on Form S-1/A (File No. 333-269775), as filed with the SEC on April 7, 2023).

4.20	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.20 to Windtree’s Registration Statement on Form S-1/A (File No. 333-269775), as filed with the SEC on April 7, 2023).

4.21	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 4.21 to Windtree’s Registration Statement on Form S-1/A (File No. 333-269775), as filed with the SEC on April 7, 2023).

4.22
Warrant Agency Agreement (including form of global Common Warrant), dated April 24, 2023, by and between Windtree and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 24, 2023).

4.23	Form of 10% Convertible Note (incorporated by reference to Exhibit 4.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 8, 2024).

4.24**	Form of Common Warrant.

4.25**	Form of Pre-Funded Warrant.

4.26**	Form of Warrant Agency Agreement.

5.1**	Opinion of Goodwin Procter LLP.

10.1†
Sublicense Agreement dated October 28, 1996 between Johnson & Johnson, Ortho Pharmaceutical Corporation and Acute Therapeutics, Inc. (incorporated by reference to Exhibit 10.6 to Windtree’s Registration Statement on Form SB-2/A, as filed with the SEC on April 18, 1997 (Commission File Number 333-19375)).

10.2†
Amended and Restated License Agreement dated March 28, 2008, between Windtree and Philip Morris USA Inc. (incorporated by reference to Exhibit 10.4 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC on May 9, 2008).

10.3††
Amendment No. 1, effective as of January 17, 2024, to the Amended and Restated License Agreement, between Windtree and Philip Morris USA Inc. dated March 28, 2008 (incorporated by reference to Exhibit 10.3 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2024).

10.4†
License Agreement dated March 28, 2008, between Windtree and Philip Morris Products S.A. (incorporated by reference to Exhibit 10.5 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC on May 9, 2008).

10.5††
Amendment No. 1, effective as of January 17, 2024, to the License Agreement, between Windtree and Philip Morris Products S.A. dated March 28, 2008 (incorporated by reference to Exhibit 10.5 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2024).

10.6††
Amended and Restated Sublicense and Collaboration Agreement dated December 3, 2004, by and between Discovery Laboratories, Inc. (predecessor-in-interest to Windtree) and Laboratorios del Dr. Esteve, S.A. (incorporated by reference to Exhibit 10.3 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 16, 2020).

10.7††
Amended and Restated Supply Agreement dated December 3, 2004, by and between Discovery Laboratories, Inc. (predecessor-in-interest to Windtree) and Laboratorios del Dr. Esteve, S.A. (incorporated by reference to Exhibit 10.2 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 16, 2020).

10.8†
License, Development and Commercialization Agreement dated June 12, 2017, between Windtree and Lee’s Pharmaceutical (HK) Ltd. (incorporated by reference to Exhibit 10.1 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the SEC on August 21, 2017).

10.9†
Amendment No. 1 dated August 14, 2017 to the License Development and Commercialization Agreement between Windtree and Lee’s Pharmaceutical (HK) Ltd. dated June 12, 2017 (incorporated by reference to Exhibit 10.1 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as filed with the SEC on November 14, 2017).

10.10
Amended and Restated License, Development and Commercialization Agreement, by and among Lee’s Pharmaceutical (HK) Ltd., Zhaoke Pharmaceutical (Hefei) Co. Ltd., and Windtree Therapeutics, Inc., effective as of August 9, 2022 (incorporated by reference to Exhibit 10.1 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the SEC on November 14, 2022).

10.11#	Windtree’s 2011 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 31, 2018).

10.12#	Windtree’s 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 31, 2020).

10.13#
Amended and Restated Windtree Therapeutics, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on August 16, 2023).

10.14#
Form of Restricted Stock Unit Grant for Employees under Windtree’s 2020 Equity Incentive Plan (incorporated by reference to Exhibit 4.5 to Windtree’s Registration Statement on Form S-8, as filed with the SEC on February 12, 2021).

10.15#
Form of Stock Option Grant for Employees under Windtree’s 2020 Equity Incentive Plan (incorporated by reference to Exhibit 4.6 to Windtree’s Registration Statement on Form S-8, as filed with the SEC on February 12, 2021).

10.16#	Form of Inducement Award Agreement (incorporated by reference to Exhibit 4.4 to Windtree’s Registration Statement on Form S-8 (File No. 333-253067), as filed with the SEC on February 12, 2021).

10.17#
Form of Employee Option Agreement under Windtree’s 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC on May 15, 2012).

10.18#
Form of Non-Employee Director Option Agreement under Windtree’s 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 to Windtree’s Form 10-K, as filed with the SEC on April 3, 2020).

10.19#
Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under Windtree’s 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 to Windtree’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 16, 2015).

10.20#
Form of Restricted Stock Unit Award Agreement for Employees under Windtree’s 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Windtree’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on April 17, 2018).

10.21#
Employment Agreement dated February 1, 2016, between Windtree and Craig Fraser (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on February 3, 2016).

10.22#
Inducement Stock Option Award Agreement dated February 1, 2016, between Windtree and Craig Fraser (incorporated by reference to Exhibit 10.3 to Windtree’s Current Report on Form 8-K, as filed with the SEC on February 3, 2016).

10.23#
Amendment dated March 13, 2018, to Employment Agreement dated February 1, 2016, between Windtree and Craig Fraser (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on March 16, 2018).

10.24#
Employment Agreement dated December 19, 2014, between Windtree and Steven G. Simonson, M.D. (incorporated by reference to Exhibit 10.4 to Windtree’s Quarterly Report on Form 10-Q, as filed with the SEC on May 11, 2015).

10.25#
Amendment dated December 29, 2014 to Employment Agreement dated December 19, 2014, effective as of April 1, 2015, between Windtree and Steven G. Simonson, M.D. (incorporated by reference to Exhibit 10.5 to Windtree’s Quarterly Report on Form 10-Q, as filed with the SEC on May 11, 2015).

10.26#
Amendment dated March 13, 2018, to Employment Agreement dated December 19, 2014 between Windtree and Steven G. Simonson, M.D. (incorporated by reference to Exhibit 10.3 to Windtree’s Current Report on Form 8-K, as filed with the SEC on March 16, 2018).

10.27#
At The Market Offering Agreement, dated as of November 9, 2023, by and between Windtree Therapeutics, Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 1.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on November 9, 2023).

10.28#
Form of Indemnification Agreement between Windtree and certain named executive officers and directors (incorporated by reference to Exhibit 10.4 to Windtree’s Current Report on Form 8-K, as filed with the SEC on February 3, 2016).

10.29#
Form of Indemnification Agreement between Windtree and certain named directors (incorporated by reference to Exhibit 10.23 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2019).

10.30
Lease Agreement dated May 26, 2004, and First Amendment to Lease Agreement, dated April 2, 2007, between TR Stone Manor Corp. and Windtree (incorporated by reference to Exhibits 10.1 and 10.2 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 6, 2007).

10.31
Second Amendment to Lease Agreement dated January 3, 2013 between TR Stone Manor Corp. and Windtree (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on January 8, 2013).

10.32
Third Amendment to Lease Agreement dated November 24, 2014 between TR Stone Manor Corp. and Windtree (incorporated by reference to Exhibit 10.29 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2023).

10.33
Fourth Amendment to Lease Agreement dated April 29, 2016, between PH Stone Manor LP and Windtree (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on May 31, 2016).

10.34
Fifth Amendment to Lease Agreement dated February 23, 2018, between PH Stone Manor LP and Windtree (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on March 1, 2018).

10.35†
Supply Agreement dated December 22, 2010 between Corden Pharma (formerly Genzyme Pharmaceuticals LLC, now known as Corden Pharma) and Windtree (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 29, 2010).

10.36
Exchange and Termination Agreement dated October 27, 2017, between Windtree and Deerfield (incorporated by reference to Exhibit 10.2 to Windtree’s Current Report on Form 8-K, as filed with the SEC on November 1, 2017).

10.37
Registration Rights Agreement dated October 27, 2017, between Windtree and LPH Investments Limited (incorporated by reference to Exhibit 99.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on November 1, 2017).

10.38
Registration Rights Agreement dated March 30, 2018, between Windtree and LPH II Investments Limited (incorporated by reference to Exhibit 10.2 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 4, 2018).

10.39††
Collaboration Agreement dated as of October 14, 2014, by and between Battelle Memorial Institute and Discovery Laboratories, Inc. (predecessor-in-interest to Windtree) (incorporated by reference to Exhibit 10.1 to Windtree’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the SEC on November 16, 2020).

10.40
Payment Restructuring Agreement effective December 7, 2018, between Windtree and Battelle Memorial Institute (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 7, 2018).

10.41
Amendment No. 1 dated March 30, 2020 to Payment Restructuring Agreement, effective December 7, 2018, between Windtree and Lee’s Pharmaceutical (HK) LTD (incorporated by reference to Exhibit 10.48 to Windtree’s Registration Statement on Form S-1/A (File No. 333-236085), as filed with the SEC on May 6, 2020).

10.42
Loan Agreement dated October 25, 2018, between CVie Therapeutics, Lee’s Pharmaceutical Holdings Limited, and O-Bank Co., Ltd. (incorporated by reference to Exhibit 10.34 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2019).

10.43
Shareholder Loan Agreement dated April 24, 2018, between Lee’s Pharmaceutical International Limited and CVie Therapeutics (incorporated by reference to Exhibit 10.35 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2019).

10.44
Shareholder Loan Agreement dated September 20, 2018, between Lee’s Pharmaceutical International Limited and CVie Therapeutics (incorporated by reference to Exhibit 10.36 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2019).

10.45
Shareholder Loan Agreement dated October 26, 2018, between Lee’s Pharmaceutical International Limited and CVie Therapeutics (incorporated by reference to Exhibit 10.37 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2019).

10.46
Shareholder Loan Agreement dated November 16, 2018, between Lee’s Pharmaceutical International Limited and CVie Therapeutics (incorporated by reference to Exhibit 10.38 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2019).

10.47
Merger Agreement dated December 21, 2018, between Windtree, WT Acquisition Corp., and CVie Investments Limited (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 21, 2018).

10.48
Indemnification Letter Agreement dated December 21, 2018, between Windtree and Lee’s Pharmaceutical Holdings Limited (incorporated by reference to Exhibit 10.2 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 21, 2018).

10.49
Securities Purchase Agreement dated December 21, 2018 between Windtree and certain purchasers party thereto (incorporated by reference to Exhibit 10.3 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 21, 2018).

10.50
Registration Rights Agreement dated December 21, 2018 between Windtree and certain purchasers party thereto (incorporated by reference to Exhibit 10.4 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 21, 2018).

10.51
Loan Agreement dated October 24, 2019 between Windtree and LPH II Investments Ltd. (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on October 28, 2019).

10.52
Form of Securities Purchase Agreement dated December 6, 2019 by and among Windtree and the purchasers party thereto (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 9, 2019).

10.53
Form of Registration Rights Agreement dated December 6, 2019 by and among Windtree and the purchasers party thereto (incorporated by reference to Exhibit 10.2 to Windtree’s Current Report on Form 8-K, as filed with the SEC on December 9, 2019).

10.54#	Employment Agreement dated March 1, 2020, between Windtree and Eric Curtis (incorporated by reference to Exhibit 10.46 to Windtree’s Form 10-K, as filed with the SEC on April 3, 2020).

10.55
Amendment to No. 1 dated February 20, 2020 to the Securities Purchase Agreement dated December 6, 2019 by and among Windtree and the purchasers party thereto (incorporated by reference to Exhibit 10.47 to Windtree’s Form 10-K, as filed with the SEC on April 3, 2020).

10.56
Project Financing Agreement, dated August 12, 2020, by and between Windtree and Lee’s Pharmaceutical (HK) Ltd. (incorporated by reference to Exhibit 10.4 to Windtree’s Quarterly Report on Form 10-Q, as filed with the SEC on November 16, 2020).

10.57#
Employment Agreement by and between Windtree and John Hamill, dated as of July 20, 2020 (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on July 23, 2020).

10.58#
Employment Agreement by and between Windtree and Diane Carman, dated as of July 1, 2021 (incorporated by reference to Exhibit 10.54 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2022).

10.59	Form of Inducement Letter dated January 20, 2023 (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on January 26, 2023).

10.60	Form of Inducement Letter dated February 21, 2023 (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on February 22, 2023).

10.61††
License, Development and Commercialization Agreement, by and between the Company and Lee’s Pharmaceutical (HK) Ltd., dated January 12, 2024 (incorporated by reference to Exhibit 10.61 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2024).

10.62††
Exchange and Termination Agreement, by and between the Company and affiliates of Deerfield Management Company, L.P., effective upon January 24, 2024 (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on January 25, 2024).

10.63
Registration Rights Agreement, by and between the Company and affiliates of Deerfield Management Company, L.P., effective upon January 24, 2024 (incorporated by reference to Exhibit 10.2 to Windtree’s Current Report on Form 8-K, as filed with the SEC on January 25, 2024).

10.64+
Form of Securities Purchase Agreement by and between Windtree Therapeutics, Inc. and the Buyers named therein, dated April 2, 2024 (incorporated by reference to Exhibit 10.1 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 8, 2024).

10.65+
Form of Registration Rights Agreement, by and between Windtree Therapeutics, Inc. and the Buyers named therein, dated April 2, 2024 (incorporated by reference to Exhibit 10.2 to Windtree’s Current Report on Form 8-K, as filed with the SEC on April 8, 2024).

21.1	Subsidiaries of Windtree (incorporated by reference to Exhibit 21.1 to Windtree’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2019).

23.1*	Consent of EisnerAmper LLP, independent registered public accounting firm.

23.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement).

104	Cover Page Interactive Data File (formatted as Inline XBRL).

107*	Filing Fee Table.

* Filed herewith.
** To be filed by amendment.
#	Compensation Related Contract.
†	Confidential treatment received for certain portions of this exhibit.
††	Certain confidential portions have been omitted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K.
+ Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

(b)

Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That, for purposes of determining any liability under the Securities Act:

(i)
the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii)
each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Warrington, Commonwealth of Pennsylvania, on May 9, 2024.

WINDTREE THERAPEUTICS, INC.

By:	/s/ Craig E. Fraser
Name: Craig E. Fraser
Title: President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig E. Fraser as his or her true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig E. Fraser	Director, President, and Chief Executive Officer	May 9, 2024
Craig E. Fraser	(Principal Executive Officer and Principal Financial Officer)

/s/ Daniel E. Geffken	Director	May 9, 2024
Daniel E. Geffken

/s/ Robert A. Scott, M.D.	Director	May 9, 2024
Robert A. Scott, M.D.

/s/ Mark Strobeck, Ph.D.	Director	May 9, 2024
Mark Strobeck, Ph.D.

/s/ Leslie J. Williams	Director	May 9, 2024
Leslie J. Williams